Exhibit 99.2
On February 22, 2018, the Company’s Board of Directors authorized commencement of a process to dispose of (1) the Company’s Specialty Generics business comprised of its Specialty Generics segment, with the exception of its external manufacturing operations, (2) certain of the Company’s non-promoted brands business, which is currently reflected in the Specialty Brands segment; and (3) the Company's ongoing, post-divestiture supply agreement with the acquirer of the CMDS business, which is currently reflected in the Other non-operating segment (referred to collectively as the “Specialty Generics Disposal Group”). Beginning in the first quarter of fiscal 2018, the historical financial results attributable to the Specialty Generics Disposal Group will be reflected in the Company’s consolidated financial statements as discontinued operations. Below is the Company's select product line net sales of the continuing operations following the classification of the disposal group above into discontinued operations for the respective periods.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended				Fiscal Year Ended
	March 31, 2017	June 30, 2017	September 29, 2017	December 29, 2017	December 29, 2017

H.P. Acthar Gel	$271.8	$319.4	$308.7	$295.2	$1,195.1
Inomax	128.4	125.5	125.7	125.6	505.2
Ofirmev	73.4	75.7	75.4	78.0	302.5
Therakos	51.2	51.2	55.3	57.2	214.9
BioVectra	9.9	10.5	16.0	18.3	54.7
Other (1)	25.3	17.8	19.5	17.2	79.8
Specialty Brands Total	$560.0	$600.1	$600.6	$591.5	$2,352.2

					Three Months Ended
					December 30, 2016

H.P. Acthar Gel					325.4
Inomax					118.3
Ofirmev					72.5
Therakos					47.4
BioVectra					7.4
Other (1)					29.4
Specialty Brands Total					$600.4

	Three Months Ended				Fiscal Year Ended
	December 25, 2015	March 25, 2016	June 24, 2016	September 30, 2016	September 30, 2016

H.P. Acthar Gel	$286.7	$248.4	$298.3	$327.0	$1,160.4
Inomax	110.8	115.5	121.1	126.9	474.3
Ofirmev	66.9	71.1	70.7	75.6	284.3
Therakos	50.4	50.2	52.5	54.5	207.6
BioVectra	14.2	13.0	9.0	13.3	49.5
Other (1)	16.4	29.0	34.4	36.0	115.8
Specialty Brands Total	$545.4	$527.2	$586.0	$633.3	$2,291.9

(1) Includes the historical net sales of the completed Intrathecal therapy divestiture and the planned Hemostasis products divestiture, both of which do not qualify for discontinued operations classification under U.S. GAAP.